Exhibit 99.1

Nemaura Medical, Inc. Announces First Shipments of SugarBEAT® Devices to
Diabetic and Pre-Diabetic Patients as Part of its First Phase of Commercial Launch

Reports strong pre-launch consumer interest with over 17,000 potential users that have signed up to receive product information prior to any marketing campaigns

Loughborough, England – August 7, 2019 – Nemaura Medical, Inc. (NASDAQ: NMRD), a medical technology company focused on the commercialization of SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) for use by diabetics and pre-diabetics, today announced the first shipments of SugarBEAT® to diabetic and pre-diabetic patients in the United Kingdom as part of the first phase of its rollout program following its recent CE approval.

Dr. Faz Chowdhury, CEO of Nemaura, stated, “We are very pleased to have commenced the first phase of our launch program. This represents a major achievement for the Company as we transition from product development to a full-fledged commercial organization”.

Nemaura will present data from its first users as part of several presentations planned at a symposium being held by the Company at the European Association for the Study of Diabetes (EASD) conference in Barcelona on September 19, 2019.

The Company further reports that its UK licensee has already registered more than 17,000 expressions of interest from potential users in the UK on its website product page. These potential users were registered prior to launch of the formal promotional campaign, thereby demonstrating the clinical need and further validating the potential for SugarBEAT®. The UK direct-to-consumer sales are expected to consist of highly competitive and flexible, subscription-based options, catering to a diverse group of end users, while the drug tariff listing process is also being evaluated.

SugarBEAT® represents the world’s first non-invasive, needle-free, CGM and given it does not puncture the skin to insert a sensor inside the skin, unlike competing CGM technologies, we believe it opens the device up to a far larger population of potential users. Of particular note is that this will be the first CGM that may be worn on intermittent days, thus empowering the user in a way that no other CGM is currently able to. Specifically, the Company believes it is uniquely positioned to target the Type 2 diabetes market, which represents approximately 90% of all diabetics, in addition to catering to the Type 1 and pre-diabetic markets.  In total, the global addressable market for CGM is estimated at $82 billion per year. Moreover, the Company plans to take full advantage of the non-invasive nature of SugarBEAT® and expand the applications to include health conscious individuals. Nemaura is currently evaluating various collaboration opportunities to accelerate its time to market for the broader applications, which are estimated to address a total worldwide market of approximately $179 billion.

About Nemaura Medical, Inc.:

Nemaura Medical, Inc. (NASDAQ: NMRD), is a medical technology company commercializing SugarBEAT® as a non-invasive, affordable and flexible Continuous Glucose Monitor (CGM) designed to help people with diabetes and pre-diabetics better manage their glucose levels by spending more time in range. Insulin users can adjunctively use SugarBEAT® when calibrated by a finger stick reading. SugarBEAT® consists of a daily, disposable adhesive skin-patch connected to a small form factor rechargeable transmitter, connected via Bluetooth to a specially designed mobile application, which displays glucose readings at five-minute intervals throughout the day.

For more information visit:

www.NemauraMedical.com

www.SugarBEAT.com

Cautionary Statement Regarding Forward Looking Statements:

The statements in this press release that are not historical facts, and may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Nemaura’s ongoing studies, including the safety and efficacy of Nemaura’s SugarBEAT® system, the failure of future development and preliminary marketing efforts, Nemaura’s ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Nemaura and its partners’ ability to develop, market and sell SugarBEAT®, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to SugarBEAT®. These and other risks and uncertainties are identified and described in more detail in Nemaura’s filings with the United States Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the most recently completed fiscal year, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Nemaura undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Crescendo Communications, LLC
212-671-1021
NMRD@crescendo-ir.com